Exhibit 99.1

TeleNav Reports Second Quarter Fiscal 2011 Financial Results

•	Quarterly revenue increased 19 percent year over year to $48.0 million

•	Average monthly paid subscribers for the second quarter reached 19.6 million, up from 17.7 million in the prior quarter

•	TeleNav announces two-year extension of AT&T agreement with no change in terms

Sunnyvale, Calif. – January 27, 2011 –TeleNav, Inc. (NASDAQ:TNAV), one of the largest global wireless location-based services providers, today announced its financial results for the second quarter of fiscal 2011 ended December 31, 2010.

Financial Highlights

•	Revenue for the second quarter of fiscal 2011 grew 19 percent over the second quarter of fiscal 2010 to $48.0 million.

•	Average monthly paying end users for the second quarter of fiscal 2011 increased 54 percent over the second quarter of fiscal 2010 to 19.6 million.

•

Revenue from automotive, enterprise LBS, mobile advertising and commerce and premium LBS was seven percent of total revenue for the second quarter of fiscal 2011, up from approximately six percent of total revenue for the first quarter of fiscal 2011.

•	Cash generated from operations for the second quarter of fiscal 2011 was $28.5 million.

“We have continued to substantially increase the number of our paying end users and we have also grown revenue outside of our core navigation services,” said HP Jin, president, CEO and co-founder of TeleNav. “Revenue from our strategic growth areas: automotive, enterprise LBS, and mobile advertising and commerce and premium LBS grew both in absolute dollars and as a percent of revenue, comprising more than seven percent of our total revenue in the December quarter.”

Revenue for the second quarter of fiscal 2011 was $48.0 million, compared to revenue of $40.5 million for the second quarter of fiscal 2010. Revenue for the second quarter of fiscal 2011 reflects the first full quarter impact of the September 2010 amended Sprint agreement.

Net income for the second quarter of fiscal 2011 was $10.0 million, or $0.22 per diluted share, compared to net income of $10.1 million, or $0.19 per diluted share, for the second quarter of fiscal 2010.

Non-GAAP net income for the second quarter of fiscal 2011 was $10.8 million, or $0.24 per diluted share, compared to non-GAAP net income of $10.6 million, or $0.28 per diluted share, for the second quarter of fiscal 2010. Non-GAAP net income excludes stock-based compensation expense net of the related tax effect.

As part of its $20 million stock repurchase plan authorized in November 2010, TeleNav repurchased a total of 328,000 shares of its common stock for an aggregate cost of $2.3 million during the second quarter of fiscal 2011.

“We generated cash from operations of $28.5 million and increased our cash, cash equivalents and short term investments to $155.7 million in the December quarter,” said Douglas Miller, chief financial officer of TeleNav. “Our strong balance sheet, large and growing subscriber base and continued investment in our strategic growth areas beyond our core navigation services helps position us to grow quarterly revenue for the remainder of fiscal 2011.”

Recent Business Highlights

•	In January 2011, TeleNav and AT&T have amended the agreement between them to extend its existing terms for two additional years to March 2013.

•

In January 2011, TeleNav and Delphi, a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments, signed an agreement to work together to supply in-dash navigation to a global vehicle manufacturer. Using TeleNav’s embedded software, the Delphi navigation system is expected to be available in selected models from this manufacturer.

•

In January 2011, TeleNav announced its latest feature-rich version of TeleNav GPS Navigator 6.2 for select Android devices. TeleNav added new features such as expanded Speech Recognition, Quick Search, Multiple Route Suggestions, enhanced local search content with more listings, as well as substantially improved overall application speed.

•

In January 2011, TeleNav announced a partnership with QNX that enables TeleNav connected GPS navigation to work with the QNX CAR™ Application Platform. Automakers and tier one suppliers using the QNX CAR Application Platform will have the ability to offer connected navigation and search, providing drivers with 3D turn-by-turn navigation and voice/audio prompts, along with real-time information such as up-to-date maps, business listings, local places, traffic information, gas prices and more.

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In December 2010, TeleNav announced that Ford would bring connected navigation to its MyFord Touch and MyLincoln Touch-equipped vehicles around the world. Ford’s second-generation SYNC™ system uses TeleNav’s automotive-grade GPS navigation software to deliver real-time information to help drivers search, find and drive to places more reliably and efficiently. MyFord Touch and MyLincoln Touch are currently available in the US in the Ford Edge, Ford Explorer and Lincoln MKX models. Starting this year, TeleNav’s connected navigation solution will be offered in the all-new Ford Focus, and is expected to be available globally in North America, South America, China and Europe.

•

In November 2010, TeleNav introduced TeleNav Connect and TeleNav Share - which are APIs for mobile and web developers to connect to navigation and location sharing services. These cross-platform, multi-carrier, and multi-device APIs allow developers to effortlessly reach millions of users and deliver a consistent experience regardless of a user’s device or carrier.

Business Outlook

TeleNav offers the following guidance for the quarter ending March 31, 2011:

•	Total revenue is expected to be $48.0 to $50.0 million;

•	Gross margin is expected to be approximately 80 percent;

•	Non-GAAP operating expenses are expected to be $26.0 to $27.0 million, and exclude approximately $1.0 million in stock-based compensation;

•	GAAP net income is expected to be $7.0 to $8.0 million;

•	GAAP diluted net income per share is expected to be $0.15 to $0.17;

•	Non-GAAP net income is expected to be $7.5 to $8.5 million;

•	Non-GAAP diluted net income per share is expected to be $0.16 to $0.18;

•	Effective tax rate is expected to be approximately 40 percent;

•	Weighted-average diluted shares outstanding are expected to be 45 to 46 million.

TeleNav offers the following guidance for the fiscal year ending June 30, 2011:

•	Total revenue is expected to be $195.0 to $200.0 million;

•	Gross margins are expected to be approximately 80 percent;

•	Non-GAAP operating expenses are expected to be $97.0 to $100.0 million, and exclude approximately $4.0 million in stock-based compensation;

•	GAAP net income is expected to be $36.0 to $38.0 million;

•	GAAP diluted net income per share is expected to be $0.79 to $0.83;

•	Non-GAAP net income is expected to be $38.0 to $40.0 million;

•	Non-GAAP diluted net income per share is expected to be $0.84 to $0.88;

•	Effective tax rate is expected to be approximately 40 percent;

•	Weighted-average diluted shares outstanding for the year are expected to be approximately 45 million.

The above information concerning the forecast for the quarter ending March 31, 2011 and fiscal 2011 represents TeleNav’s outlook only as of the date hereof, and TeleNav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

TeleNav will host an investor conference call and live webcast today at 2:00 p.m. PST (5:00 p.m. EST) to discuss its second quarter fiscal 2011 results and outlook for the third quarter and full year of fiscal 2011. To access the conference call, dial 888-208-1361 or 913-312-9321. The webcast will be accessible on TeleNav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available approximately two hours after its completion and will be available through Tuesday, February 1, 2011, 5:00 p.m. PST. To access the replay, please dial 888-203-1112 or 719-457-0820 and enter pass code 6349428.

Use of Non-GAAP Financial Measures

TeleNav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as net income and earnings per share information included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for TeleNav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax effect of the GAAP stock compensation expenses that are being eliminated to arrive at the non-GAAP expenses.

The shares used to compute non-GAAP basic and diluted net income per share for fiscal 2010 include the assumed conversion of all outstanding shares of convertible preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later. In May 2010, in conjunction with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our common stock.

TeleNav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding TeleNav’s underlying operating results. These non-GAAP measures are some of the primary measures TeleNav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Forward Looking Statements

This press release contains forward-looking statements that are based on TeleNav’s management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning TeleNav’s anticipated or assumed future financial results, shares outstanding and anticipated business activities. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in TeleNav’s quarterly and annual operating results; TeleNav’s dependence on Sprint and AT&T for a substantial majority of its revenue; changes in the contractual relationships with Sprint, AT&T and other wireless carriers to whom TeleNav provides services, competition from other market participants who may provide comparable services to subscribers without charge; TeleNav’s inexperience in the automotive navigation market; TeleNav’s ability to offer premium services successfully; TeleNav’s inexperience in the mobile advertising market; TeleNav’s ability to estimate and sustain or increase its revenue and profitability; TeleNav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers and automotive equipment suppliers; TeleNav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon TeleNav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for TeleNav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, our Quarterly Report on Form 10-Q for the three months ended September 30, 2010 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

TeleNav, Inc. is a leading provider of consumer location-based services (LBS), enterprise LBS and automotive LBS. TeleNav’s solutions provide consumers, wireless service providers, enterprises and automakers with location-specific, real-time, personalized services such as GPS navigation, local search, mobile advertising, mobile commerce, location tracking and workflow automation. TeleNav’s technology is available across more than 600 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. TeleNav’s service providers and partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Cincinnati Bell, Ford Motor Company, NII Holdings, Rogers, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile USA, U.S. Cellular, Verizon Wireless and Vivo Brazil.

For more information on TeleNav, please visit www.telenav.com. Follow TeleNav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

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Copyright 2011 TeleNav, Inc. All Rights Reserved.

“TeleNav,” the TeleNav logo, “telenav.com” and “OnMyWay” are registered and unregistered trademarks and/or service marks of TeleNav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Media Contacts:

Mary Beth Lowell

TeleNav, Inc.

425-531-0122

marybethl@telenav.com

Investor Relations:

Cynthia Hiponia

The Blueshirt Group (for TeleNav)

408.990.1265

IR@telenav.com

TeleNav, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010	June 30, 2010*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,681	$112,862
Short-term investments	112,998	—
Accounts receivable, net of allowances of $360 and $246, respectively	18,546	37,322
Deferred tax assets	3,000	3,247
Prepaid expenses and other current assets	10,979	3,020

Total current assets	188,204	156,451
Property and equipment, net	10,031	9,637
Deferred tax assets, non-current	1,188	1,874
Deposits and other assets	6,291	5,758

Total assets	$205,714	$173,720

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,969	$2,507
Accrued compensation	6,566	5,583
Accrued royalties	3,524	2,988
Other accrued expenses	3,978	2,721
Deferred revenue	11,487	6,746
Income taxes payable	129	1,028

Total current liabilities	27,653	21,573
Deferred revenue, non-current	2,873	172
Other liabilities	3,700	2,938

Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 42,372 shares issued and 42,043 outstanding at December 31, 2010, and 42,140 issued and outstanding at June 30, 2010	42	42
Additional paid-in capital	111,259	109,687
Accumulated other comprehensive income	237	399
Retained earnings	59,950	38,909

Total stockholders’ equity	171,488	149,037

Total liabilities and stockholders’ equity	$205,714	$173,720

*	Derived from audited consolidated financial statements as of June 30, 2010

TeleNav, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Revenue	$48,022	$40,503	$99,122	$76,551
Cost of revenue	8,828	6,890	17,680	13,957

Gross profit	39,194	33,613	81,442	62,594
Operating expenses:
Research and development	13,473	9,389	26,500	17,301
Sales and marketing	5,804	4,098	10,530	8,012
General and administrative	4,723	3,104	8,469	5,663

Total operating expenses	24,000	16,591	45,499	30,976

Income from operations	15,194	17,022	35,943	31,618

Interest income	170	23	267	55
Other income (expense), net	78	189	178	(365)

Income before provision for income taxes	15,442	17,234	36,388	31,308
Provision for income taxes	5,402	7,098	13,990	13,051

Net income	$10,040	$10,136	$22,398	$18,257

Net income applicable to common stockholders	$10,040	$5,474	$22,398	$9,847

Net income per share applicable to common stockholders:
Basic	$0.24	$0.47	$0.53	$0.85
Diluted	$0.22	$0.19	$0.50	$0.34
Weighted average shares used in computing net income applicable to common stockholders:
Basic	42,119	11,527	42,135	11,542
Diluted	44,894	28,833	44,925	28,627

TeleNav, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended December 31,
	2010	2009
Operating activities
Net income	$22,398	$18,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	4,373	2,202
Stock-based compensation expense	1,759	837
Write-off of capitalized software	691	—
Revaluation of preferred stock warrants	—	346
Excess tax benefit from stock-based compensation	(216)	(216)
Changes in operating assets and liabilities:
Accounts receivable	18,756	(956)
Deferred income taxes	933	1,248
Prepaid expenses and other current assets	(8,069)	186
Other assets	(1,661)	(2,995)
Accounts payable	(518)	(881)
Accrued compensation	983	949
Accrued royalties	536	(201)
Accrued expenses and other liabilities	2,018	2,159
Income taxes payable	(683)	—
Deferred revenue	7,442	988

Net cash provided by operating activities	48,742	21,923

Investing activities
Purchases of property and equipment	(3,128)	(3,336)
Additions to capitalized software	(501)	(1,620)
Purchases of short-term investments	(127,575)	—
Proceeds from sales of short-term investments	13,899	—

Net cash used in investing activities	(117,305)	(4,956)

Financing activities
Proceeds from exercise of stock options	551	403
Proceeds from exercise of Series E preferred stock warrants	—	863
Repurchase of common stock	(2,310)	(1,228)
Excess tax benefit from stock-based compensation	216	249

Net cash provided by (used in) financing activities	(1,543)	287

Effect of exchange rate changes on cash and cash equivalents	(75)	(21)

Net (decrease) increase in cash and cash equivalents	(70,181)	17,233
Cash and cash equivalents, at beginning of period	112,862	33,128

Cash and cash equivalents, at end of period	$42,681	$50,361

Supplemental disclosure of cash flow information
Income taxes paid	$19,321	$10,408

TeleNav, Inc.

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands except for per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
GAAP net income	$10,040	$10,136	$22,398	$18,257
Stock-based compensation:
Cost of revenue	22	4	47	6
Research and development	425	264	918	421
Sales and marketing	229	130	380	208
General and administrative	231	124	414	202

Total stock-based compensation	907	522	1,759	837
Tax effect of adding back stock-based compensation	(106)	(36)	(163)	(57)

Non-GAAP net income	$10,841	$10,622	$23,994	$19,037

Shares used in computing GAAP basic net income per share	42,119	11,527	42,135	11,542
Weighted average effect of the assumed conversion of convertible preferred stock on the original dates of issuance	—	23,151	—	23,117

Shares used in computing non-GAAP basic net income per share	42,119	34,678	42,135	34,659

Shares used in computing GAAP diluted net income per share	44,894	28,833	44,925	28,627
Weighted average effect of the assumed conversion of convertible preferred stock on the original dates of issuance	—	9,168	—	9,134

Shares used in computing non-GAAP diluted net income per share	44,894	38,001	44,925	37,761

Non-GAAP basic net income per share	$0.26	$0.31	$0.57	$0.55
Non-GAAP diluted net income per share	$0.24	$0.28	$0.53	$0.50